Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Names Gordon Dunn Chief Operations Officer

OVERLAND PARK, Kan. (Feb. 21, 2024) – Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today announced the appointment of Gordon Dunn as the company’s new chief operations officer (COO). In this role, Dunn holds executive management responsibility over all global operations within the company’s Salt and Plant Nutrition businesses, building upon his tenure leading the company’s U.K. operations since January 2012.

“In addition to Gordon’s extensive experience leading safe and responsible operations, his technical expertise will serve us well as we focus on operational efficiencies and cost reduction initiatives across our operating footprint. His deep familiarity with our salt mining assets will be particularly important,” said Edward C. Dowling Jr., president and CEO. “I’m confident his steady leadership will further bolster the strong performance culture we are building, which we expect will ultimately translate to improved returns for shareholders.”

Dunn brings more than 40 years of combined experience in mining. Prior to joining Compass Minerals in October 2007, Dunn held positions of increasing responsibility at Air Liquide UK Limited, a gas, equipment and services company, Linde Gas, a global multinational chemical company, and UK Coal, the largest coal mining business in the United Kingdom.

Dunn earned a Master of Business Administration from the University of Hull and a Bachelor of Science in mining and mining engineering from Nottingham Trent University.

Dunn succeeds George J. Schuller Jr. who had served as the company’s COO since September 2019. As part of this transition, Schuller has left Compass Minerals.

About Compass Minerals

Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, its next-generation, long-term fire retardant products provide a more innovative and environmentally friendly option in the fight against wildfires. Compass Minerals operates 12 production and packaging facilities with nearly 2,000 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Investor Contact	Media Contact
Brent Collins	Rick Axthelm
Vice President, Investor Relations	Chief Public Affairs and Sustainability Officer
+1.913.344.9111	+1.913.344.9198
InvestorRelations@compassminerals.com	MediaRelations@compassminerals.com

Forward-Looking Statements and Other Disclaimers

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding cost reduction, cash flow and shareholder value. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, including any amendments, as well as the company’s other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law.